Exhibit 99.1

             ILINC COMMUNICATIONS ANNOUNCES EXTENSION OF SENIOR DEBT

PHOENIX, Arizona (December 12, 2006) - iLinc Communications, Inc. (AMEX:ILC), developers of Web conferencing software and audio conferencing solutions, today announced an agreement to extend its $2.9 million in senior debt until July 15, 2010. The outstanding senior unsecured notes were originally issued in a private placement that closed in April of 2004, and would have been due in July of 2007. In consideration for the three year extension, the interest rate was increased to 12%, but no other compensation in the form of stock or warrants is being provided to the note holders. Except for the changes in maturity date and interest rate, all other terms of the existing senior notes and note agent agreement will remain the same. Phoenix based Peacock, Hislop, Staley and Given, Inc. acted as placement agent in the original 2004 offering and is acting as remarketing agent in negotiation of the note extension.

"We are very pleased to have obtained the three year extension on these terms," noted James L. Dunn, Jr., Senior Vice President and Chief Financial Officer of iLinc. "Modifying the existing notes provides a simpler and more efficient structure than would have been available with traditional bank financing," concluded Mr. Dunn.

ABOUT ILINC COMMUNICATIONS, INC.
iLinc Communications, Inc. is a leading developer of award-winning Web conferencing software and audio conferencing services. The iLinc Suite is used globally by customers for highly secure and cost-effective collaborative meetings, presentations, and training sessions. iLinc is one of the few carrier-class providers that permits the purchase of a perpetual software license, that may be either installed inside of a customer's network or hosted by iLinc (SaaS). More information about the Phoenix-based Company may be found on the Web at www.ilinc.com.

PRESS CONTACT:
James L. Dunn, Jr.
Sr. Vice President & CFO
602-952-1200
pr@ilinc.com


iLinc, iLinc Suite, MeetingLinc, LearnLinc, ConferenceLinc, SupportLinc and its logos are trademarks or registered trademarks of iLinc Communications, Inc. All other company names and products may be trademarks of their respective companies.